Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of March 24, 2013, but effective as provided herein, is made and entered into by and among Guided Therapeutics, Inc., a Delaware corporation and its affiliates ("GT") and Mark L. Faupel, Ph.D. (the "Executive").

WITNESSETH:

WHEREAS, the Executive has served as President and Chief Operating Officer of Guided Therapeutics, Inc., of which he was co-founder.

WHEREAS, the Executive, by board appointment, became President and Chief Executive Officer of GT on May 10, 2007.

WHEREAS, GT considers it in the best interests of its stockholders to foster the continuous employment of certain key management personnel.

WHEREAS, GT wishes to continue the employment of the Executive and the Executive is willing to render services, both on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, it is agreed as follows:

1.                  Employment.

1.1.            After the Effective Date, GT hereby agrees to employ the Executive and the Executive hereby agrees to continue his employment with GT, upon the terms and conditions herein set forth. It is envisioned that Executive will perform services for GT and will remain or become, as a legal matter, an employee of GT.

1.2.            Employment will be for a term commencing on March 22, 2013 and, subject to earlier expiration upon the Executive's termination under Section 5, expiring on March 21, 2015 (the "Employment Term").

2.                  Positions and Duties.

2.1.            Positions and Duties. During the Employment Term, the Executive will serve as President and Chief Executive Officer of GT.

2.2.            Commitment. During the Employment Term, the Executive will be the Company's full-time employee and, except as may otherwise be approved in advance in writing by the Board of Directors of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury, or other disability, the Executive will devote substantially all of his full business time and attention to the performance of his duties to the Company; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable periods required for (i) participating in professional, educational, philanthropic, public interest, charitable, social, or community activities, or (ii) serving as a director or member of an advisory committee of any corporation or other entity that is not in competition with GT; provided, further, that any such activities set forth in clauses (i) and (ii) above do not materially interfere with the Executive's regular performance of his duties and responsibilities hereunder.

3.                  Place of Performance. In connection with his employment during the Employment Term, unless otherwise agreed by the Executive, the Executive will be based at the Company's principal offices in Georgia. The Executive will undertake normal business travel on behalf of the Company.

4.                  Compensation and Benefits.

4.1.            Compensation.

(i)	Base Salary. During the Employment Term, the Company will pay to the Executive a minimum annualized base salary of $243,000 for the first year under the Agreement and a minimum annualized base salary of $260,000 for the second year under the Agreement. In the event that a COO is hired by the Company, the Executive's salary will be immediately increased to that of the COO's salary plus 15%, unless the COO's salary is less than 85% of $243,000. If the COO is hired during the first year of this Agreement, the Executive's salary for the second year of this Agreement will be increased to the adjusted first year amount plus 7%.
(ii)	Bonus. Executive shall receive a $ 10,000 bonus upon FDA approval of either the Alpha or Beta Cervical Cancer Detection System or a $20,000 bonus upon FDA approval of the Beta Cervical Cancer Detection System, or, $20,000 upon the sale of the l00th Cervical Cancer Detection System of any version, including those previously sold.
(iii)	Back Pay. The Executive will receive all of the back pay currently owed to him. All unpaid back pay will accrue interest at an annual rate of 6%. At the sole discretion of the Executive, Company stock can be substituted for cash payment either in part or in full. As of March 1, 2013, the amount of back pay owed by the Company to the Executive was $127,994.38. All back pay plus interest will be paid immediately to the Executive upon his written request or to his estate upon his death, disability, termination with or without cause or change in control of the company.
(iv)	Other Incentive Compensation. If the Company's Board of Directors authorizes any cash incentive compensation or approves any other management incentive program or arrangement, the Executive will be eligible to participate in such plan, program, or arrangement under the general terms and conditions applicable to its other Executive and Managerial employees. Nothing in this Section 4.1(iv) will guarantee to the Executive any specific amount of incentive compensation or prevent the Board of Directors of the Company from establishing performance goals and compensation targets applicable only to the Executive.

4.2.            Benefits. In addition to the compensation described in Section 4.1, the Company will make available to the Executive and his eligible dependents, subject to the terms and conditions of the applicable plans, including, without limitation, the eligibility rules, participation in all Company-sponsored employee benefit plans including all employee retirement income and welfare benefit policies, plans, programs, or arrangements in which Executive and Managerial employees of the Company participate, including any stock option, stock purchase, stock appreciation, savings, pension, supplemental retirement or other retirement income or welfare benefit, disability, salary continuation, and any other deferred compensation, incentive compensation, group and/or life, health, medical hospital or other insurance (whether funded by actual insurance or self-insured by the Company), expense reimbursement, or other employee benefit policies, plans, programs, or arrangements or any equivalent successor policies, plans, programs, or arrangements that may now exist or be adopted hereafter by the Company. The Company reserves the right to alter, amend, or terminate such plans with or without prior notice.

4.3.            Mobile Phone and Airline Club Allowance. The Company will provide $250.00 each month to the Executive in order to cover the expenses of a mobile phone/email system and airline club membership. The company shall reimburse the Executive for all unpaid allowances under previous contracts with an amount not to exceed $4,800.

4.4.            Expenses. The Company will promptly reimburse the Executive for all travel and other business expenses the Executive incurs in order to perform his duties to the Company under this Agreement in a manner commensurate with the Executive's position and level of responsibility with the Company and in accordance with the Company's policy regarding approval and substantiation of expenses.

4.5.            Stock Options. As part of his compensation dating from March 22, 2010 until March 21, 20 II, The Executive was awarded 250,000 stock options on March 22, 2010, 250,000 stock options on May 27, 2010 and 400,000 stock options on January 15, 2011 as described in Appendix A ("Stock Option Agreement"). Of this total number of 900,000 options, 650,000 vested during the previous terms of employment that ended on March 21, 2013. The remaining 250,000 options that have not yet vested will vest accordingly:

•	100,000 upon the third anniversary of the 20 II Employment Agreement
•	150,000 upon FDA panel or FDA approval of a Cervical Cancer Detection System

4.5.1.	New Options. Upon effective date of this Agreement, Executive will be granted 35,000 new stock options which will vest over a four year period. As with all previous options granted to the Executive, these new options will expire in 10 years regardless of whether Executive remains an employee of the Company.
4.5.2.	Immediate Vesting. All stock options not vested will vest immediately upon the death, disability or termination without cause of the Executive. In addition, all options not vested will vest immediately upon a change in control of the company.

4.6.            Replacement as Chief Executive Officer (CEO). Should the Executive be replaced as CEO for other than Cause as described in Paragraph 5.3 below, and without his express written consent, all of his existing stock options will vest on the date of the Executive's dismissal as CEO, and he will be paid $40,000 on the date of his dismissal as CEO in addition to all other compensation as described in Section 4 of this Agreement.

5.                  Termination. Notwithstanding the Employment Term specified in Section 1.2, the following provisions hereunder will govern the termination of the Executive's employment:

5.1.            Death. In the event of the Executive's death during the Employment Term, the Company will pay to the Executive's beneficiaries or estate, as appropriate, promptly after the Executive's death (i) the unpaid base salary to which the Executive is entitled, pursuant to Section 4.1, through the date of the Executive's death and (ii) any accrued, but unused vacation days, to the extent and in the amounts, if any, provided under the Company's usual policies and arrangements. This Section 5.1 will not limit the entitlement of the Executive's estate or beneficiaries to any death or other benefits then available to the Executive under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by the Company for the Executive's benefit.

5.2.            Disability.

(i)     If the Company determines in good faith that the Executive has incurred a Disability (as defined below) during the Employment Term, the Company may give the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company will terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive will not have returned to full-time performance of his duties. The Executive will continue to receive his base salary and benefits until the date of termination. In the event of the Executive's Disability, the Company will pay the Executive, promptly after the Executive's termination, (a) the unpaid annual base salary to which he is entitled, pursuant to Section 4.1, through the date of the Executive's termination, and (b) any accrued, but unused vacation days, to the extent and in the amounts, if any, provided under the Company's usual policies and arrangements. This Section 5.2 will not limit the entitlement of the Executive, the Executive's estate, or beneficiaries to any disability or other benefits then available to the Executive under any disability insurance or other benefit plan or policy that is maintained by the Company for the Executive's benefit.

(ii)   For purposes of this Agreement, "Disability" will mean the Executive's incapacity due to physical or mental illness substantially to perform his duties on a full-time basis for six consecutive months and within 30 days after a notice of termination is thereafter given by the Company the Executive will not have returned to the full-time performance of the Executive's duties; provided, however, if the Executive disagrees with a determination to terminate him because of Disability, the question of the Executive's disability will be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive or, in the event of the Executive's incapacity to designate a doctor, the Executive's legal representative. In the absence of agreement between the Company and the Executive, each party will nominate a qualified medical doctor and the two doctors will select a third doctor, who will make the determination as to Disability. In order to facilitate such determination, the Executive will, as reasonably requested by the Company, (a) make himself available for medical examinations by a doctor in accordance with this Section 5.2(ii) and (b) grant the Company and any such doctor access to all relevant medical information concerning him, arrange to furnish copies of medical records to such doctor, and use his best efforts to cause his own doctor to be available to discuss his health with such doctor.

5.3.            For Cause Termination.

(i)     The Company may terminate the Executive's employment hereunder for Cause (as defined below). In the event of the Executive's termination for Cause, the Company will promptly pay to the Executive (or his representative) the base salary to which he is entitled, pursuant to Section 4.1, through the date the Executive is terminated and the Executive will be entitled to no other compensation or benefits under this Agreement or otherwise, except as otherwise due to him under applicable law.

(ii)   For purposes of this Agreement, the Company will have "Cause" to terminate the Executive's employment hereunder upon a finding by the Company that (a) the Executive committed an act or acts that were intended to and did defraud the Company, (b) the Executive engaged in gross negligence or gross misconduct against the Company or another employee, or in carrying out his duties and responsibilities, or (c) the Executive materially breached any of the express covenants set forth in this Agreement or in any other agreement to which Executive and GT is a party, including without limitation, any agreement with the Company or any written policy, including, without limitation, the Company's non-discrimination and non-harassment policies. The Company will not have Cause unless and until the Company provides the Executive with written notice that the Company intends to terminate his employment for Cause. Such written notice will specify the particular act or acts, or failure to act, that is or are the basis for the decision to so terminate the Executive's employment for Cause. The Employee will be given the opportunity within 20 days of the receipt of such notice to meet with the Company's Board of Directors to defend such act or acts, or failure to act and, provided that such cure is possible, the Executive will be given 20 days after such meeting to correct such act or failure to act. If the Executive fails to correct such act or failure to act within the 20 days following the meeting, if such correction is possible, the Executive's employment by the Company automatically will be terminated under this Section 5.3 for Cause as of the receipt of the written notice from the Company or, if later, the date specified in such notice.

5.4.            Other Terminations.

(i)     Involuntary Termination. The Executive's employment hereunder may be terminated by the Company for any reason by written notice. The Executive will be treated for purposes of this Agreement as having been involuntarily terminated by the Company other than for Cause if the Executive terminates his employment with the Company for any of the following reasons (each, a "Good Reason"): (a) the Company has breached any material provision of this Agreement and within 30 days after notice thereof from the Executive, the Company fails to cure such breach; (b) a successor or assign (whether direct or indirect, by purchase, Sale, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company fails to assume liability under the Agreement; (c) a material reduction in the aggregate salary and benefits described in Sections 4.1 and 4.2 (other than stock-based compensation) provided to the Executive, taken as a whole; or (d) the Company changes the Executive's principal place of employment to outside the metropolitan areas of Atlanta, Georgia

(ii)   Voluntary Termination. The Executive may voluntarily terminate the Agreement at any time by notice to the Company. The Executive's death or Disability (as defined in Section 5.2(ii)) during the term of the Agreement will constitute a voluntary termination of employment for purposes of eligibility for termination payments and benefits as provided in Section 5.5.

5.5.            Termination Payments and Benefits.

(i)     Amount. Upon the Executive's involuntary termination other than for Cause, the Company will pay or provide to the Executive (I) his base salary and benefits in their entirety until the date of termination, (2) during the period ending on the last day of the Employment Term, the continuation of 75% of his base salary paid in monthly installments for a period of two years after the Employment Term, and (3) for a period of one year after termination of his employment, the continuation of the employee welfare benefits set forth in Section 4.2 except as offset by benefits paid or provided by other sources as set forth in Section 6, or as prohibited by law or as a condition of maintaining the tax-favored status of any such benefits to the Company or its employees.

(ii)   Release. No benefit will be paid or made available under Section 5.5(i) (a) unless the Executive first executes a release in a form reasonably acceptable to the Board of Directors of GT and (b) to the extent such payment or benefit is subject to the seven-day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or to any similar revocation period in effect on the date of termination of Executive's employment, such revocation period has expired without notice of revocation.

6.                  Mitigation and Offset. The Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise; provided, however, that the Executive's coverage under the Company's welfare benefit plans will be reduced to the extent that the Executive becomes covered under any comparable employee benefit plan made available by another employer and covering the same type of benefits. The Executive will report to the Company any such benefits actually received by him.

7.                  Post-termination Assistance. The Executive agrees that after his employment with the Company has terminated he will provide, upon reasonable notice, such information and assistance to GT as may reasonably be requested by GT in connection with any litigation in which it or any of its affiliates is or may become a party; provided, however, that GT agrees to reimburse the Executive for any related out-of-pocket expenses, including travel expenses.

8.                  Non-Solicitation of Employees. The Executive further covenants and agrees that during the Executive's employment with the Company and for a period of twelve (12) months immediately following the termination of employment with the Company, for any reason, whether with or without cause, the Executive shall not either directly or indirectly solicit, induce, or recruit --or attempt to solicit, induce, or recruit --any then-current GT employee with whom the Executive had contact during the twelve (12) months preceding the Executive's termination of employment with the Company, either on the Executive's behalf or on behalf of any other person or entity. If any restriction set forth in this Section 8 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, it is over too great a range of activities, it covers too broad a geographic area, or it is otherwise overly broad and/or unenforceable, it shall be interpreted to extend only over the maximum period of time, range of activities, geographic area, or other necessary terms as to which it would otherwise be enforceable.

9.                  Survival. The expiration or termination of the Employment Term will not impair the rights or obligations of any party hereto that accrue hereunder prior to such expiration or termination, except to the extent specifically stated herein. In addition to the foregoing, the Company's obligations under Section 5, the Executive's obligations under Section 8, and the Executive's obligations under the Proprietary Information Agreement, will survive the expiration or termination of Executive's employment.

10.              Miscellaneous Provisions.

10.1.        Binding on Successors. This Agreement will be binding upon and inure to the benefit of the GT, the Executive and each of their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

10.2.        Governing Law. This Agreement will be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Georgia, without regard to conflicts of law principles.

10.3.        Severability. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

10.4.        Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to GT (to the attention of the Secretary of GT) at its principal offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

                                         (i)            To GT. If to GT, addressed to the attention of the Secretary or other applicable Company officer at 5835 Peachtree Comers East Suite D Norcross, GA 30092

                                       (ii)            To the Executive. If to the Executive, to him at 160 Foalgarth Way, Alpharetta GA, 30022.

10.5.        Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement.

10.6.        Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Executive's employment by the Company, except the (1) the GT Trade Secret, Confidential Information, Assignment of Inventions, and Nonsolicitation Agreement and (2) the GT Inc. Non-Compete Agreement, to be dated June 18, 2007, which continue in full force and effect, and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement will constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.

10.7.        Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by GT and signed by the Executive, GT. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, will never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. The Executive, GT may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

10.8.        No Inconsistent Actions. The parties will not voluntarily undertake or fail to undertake any action or course of action that is inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

10.9.        Headings and Section References. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. All section references are to sections of this Agreement, unless otherwise noted.

11.              Effectiveness. This Agreement will have an effective date of March 22, 2013.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, but effective as provided in Section 11.

/s/ Michael James
Michael James, Chairman, Compen sation Committee

/s/ John Imhoff
John Imhoff, M.D

COMPENSATION COMMITTEE, BOARD OF
DIRECTORS -GUIDED THERAPEUTICS, INC.

/s/ Mark Faupel
Mark L. Faupel, Ph.D.
President and CEO